Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in this Registration Statement on Form S-1 of MabVax Therapeutics Holdings, Inc. of our report dated May 12, 2014, related to our audit of the financial statements of MabVax Therapeutics, Inc., a development stage company, as of December 31, 2013 and 2012 and for the years then ended and for the period from May 5, 2006 (Inception) through December 31, 2013, which report included an explanatory paragraph regarding MabVax Therapeutics, Inc.’s ability to continue as a going concern. We also consent to the reference to our Firm under the caption “Experts.”

/s/ CohnReznick LLP

San Diego, California

September 26, 2014